For Information, Contact:
Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
212-445-8368


               Casual Male Announces Comparable Store
                 Sales Increase of 11.9% for May 2004

CANTON, Mass., June 3, 2004 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG" -), retail brand operator of Casual Male Big &
Tall, the exclusive retailer of the Comfort Zone by George Foreman(R), GF Sport by George Foreman(R), and Signature Collection by George Foreman(R), today announced its sales results for May 2004.

Casual Male Big & Tall comparable store sales for May 2004 were approximately 11.9%, with overall sales for the Casual Male Big and Tall stores, catalog and e-commerce only of $26.6 million compared to the prior year's sales of $24.3 million.

David Levin, CEO and President stated, "We are very pleased that sales trends have continued from first quarter levels while gross margins for May have shown a healthy increase from year ago levels and within our expectations. Also, marketing expenses are within year ago levels after adjusting for the change in the timing for the Memorial Day holiday."

CMRG, the largest retailer of big and tall men's apparel, operates 488 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual
Male catalog business, 52 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores and 27 Ecko Unltd(r) outlet and retail stores, pending consummation of the previously announced sale, throughout the United
States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National
Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

#       #       #